Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE                    FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM COMPANY, INC. REPORTS FIRST QUARTER 2012

FINANCIAL AND OPERATING RESULTS

HOUSTON— May 30, 2012 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today financial and operating results for the three months ended March 31, 2012.

Highlights for the three months ended March 31, 2012 include:

•	Average daily production was 8,275 barrels of oil equivalent (“Boe”) per day for the quarter ended March 31, 2012, an increase of 34% as compared to the same period in 2011.

•

Revenue from oil, natural gas and natural gas liquids (“NGLs”) sales (before the impact of commodity derivative contracts) increased 31.4% to $54.8 million for the three months ended March 31, 2012, versus the comparable 2011 period.

•

Adjusted EBITDA for the three months ended March 31, 2012 was $30.5 million, essentially flat versus $29.8 million for the first quarter of 2011. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities, see “Non-GAAP Financial Measures” in the tables below.

•

Acreage increased 25.5% to approximately 136,500 total net acres at March 31, 2012 versus approximately 108,700 net acres at December 31, 2011, including acreage under option. From April 1, 2012, through May 29, 2012, Midstates added approximately 14,700 net acres.

•

Spud 14 gross wells during the three months ended March 31, 2012, of which nine were producing, two were awaiting completion and three were drilling at quarter end. Since March 31, 2012, Midstates spud 12 additional wells.

•

On April 25, 2012, Midstates successfully completed its initial public offering (“IPO”), resulting in a significant increase in liquidity. Midstates received net proceeds of $215.6 million, after underwriting discounts and estimated expenses, which were used to repay $99.0 million of indebtedness under the Company’s revolving credit facility and redeem $67.1 million of preferred units and related interest, with the remaining proceeds used to fund the execution of its drilling program.

John Crum, Midstates’ Chief Executive Officer commented, “During the first quarter, our oil-weighted production volumes and revenues were strong as we continued to receive a healthy premium for our Louisiana Light Sweet oil production versus West Texas Intermediate.” Crum continued, “With the proceeds from our successful initial public offering completed on April 25, 2012, we are now positioned to execute our 2012 capital program and remain on track to significantly grow our average daily production by the end of 2012.”

First Quarter 2012 Financial Results

Production during the 2012 first quarter totaled 753,000 Boe, or 8,275 Boe per day, an increase of 34% versus 556,000 Boe, or 6,173 Boe per day produced during the 2011 first quarter. In 2012’s first quarter, oil production averaged 4,455 barrels per day, NGLs production averaged 1,400 barrels per day and natural gas production averaged 14,523 thousand cubic feet (“mcf”) per day. In the comparable period of 2011, oil production averaged 4,016 barrels per day, NGLs production averaged 525 barrels per day and natural gas production averaged 9,790 mcf per day.

Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $111.21 ($95.18 with realized derivatives), in the first quarter of 2012 versus $98.44 ($92.88 with realized derivatives) for the 2011 first quarter. During the quarter ended March 31, 2012, the Louisiana Light Sweet premium to the WTI price averaged $16.49 per barrel of oil. During the 2012 first quarter, Midstates’ average realized price for NGLs was $49.23 per barrel, while natural gas averaged $2.61 per mcf. During the comparable 2011 period, Midstates’ average realized price for NGLs was $43.32 per barrel, while natural gas averaged $4.62 per mcf. The Company does not have hedges in place on its NGLs or natural gas production.

Oil, natural gas and NGLs sales revenues increased by $13.1 million, or 31%, to $54.8 million during the first quarter of 2012 as compared to $41.7 million for the first quarter of 2011. The Company’s net mark-to-market derivative positions moved from an unrealized loss of $26.6 million in the first quarter of 2011 to an unrealized loss of $18.2 million in the first quarter of 2012. The realized loss on derivatives for the three months ended March 31, 2012 was $6.5 million compared to a realized loss of $2.0 million for the three months ended March 31, 2011.

Lease operating and workover expenses totaled $6.5 million for the first quarter of 2012, or $8.59 per Boe, an increase of $3.90 per Boe as compared to the first quarter of 2011. The increase in expense per Boe is primarily due to higher salt water disposal costs attributable to central fault block wells in our South Bearhead Creek/Oretta operating area, surface maintenance, chemical and other well costs and higher workover activity during the 2012 period, without a proportionate increase in average daily production volumes in the period.

Severance and ad valorem taxes increased $1.2 million to $5.4 million for the 2012 first quarter as compared to $4.1 million for the 2011 first quarter. This increase was primarily attributable to higher oil, natural gas and NGLs sales revenue during the first quarter of 2012 and an increase in producing well count. Severance taxes as a percentage of oil, natural gas and NGLs sales revenue were 8.2% for the 2012 first quarter as compared to 9.5% in the 2011 first quarter.

Depreciation, depletion and amortization expense (“DD&A”) totaled $28.0 million for the 2012 first quarter compared to $18.6 million for the 2011 first quarter. The DD&A rate for the first quarter of 2012 was $37.22 per Boe, compared to $33.49 per Boe for the 2011 first quarter.

The Company’s general and administrative expenses were $6.1 million ($8.05 per Boe) for the first quarter of 2012 compared to $3.9 million ($7.02 per Boe) for the 2011 first quarter. As of March 31, 2012, Midstates had 63 full time employees as compared to 43 employees as of March 31, 2011.

Total interest expense (after amounts capitalized) was $1.7 million for the first quarter of 2012, versus zero for the comparable 2011 period. The increase is primarily due to the increase in the average outstanding balance under the revolving credit facility, which increased from $107.6 million at March 31, 2011 to $234.8 million at March 31, 2012, as well as interest expense associated with $40.0 million in preferred units that were not outstanding during the comparable 2011 period and were subsequently redeemed with a portion of the net proceeds from the Company’s IPO. The Company capitalized $0.7 million and $0.6 million of interest, respectively, to unproved properties during the 2012 and 2011 quarters.

For the 2012 first quarter, the Company was not a tax-paying entity and reported a pre-tax net loss of $17.5 million, as compared to a pre-tax net loss of $16.1 million for the 2011 first quarter. The Company’s 2012 first quarter results were impacted by a $18.2 million unrealized mark-to-market loss on commodity derivatives. Excluding this item, the first quarter 2012 adjusted net income before tax (non-GAAP) was $0.7 million. Excluding the same non-cash item, adjusted net income before tax (non-GAAP) for the 2011 first quarter was $10.5 million. For a description and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Non-GAAP Financial Measures” below.

The Company was not a tax-paying entity during the periods presented; therefore, no tax benefit or expense was recorded. However, after taking into account a pro forma tax benefit of $7.0 million for the 2012 first quarter and $6.5 million for the comparable 2011 period, the pro forma after tax net loss was $10.5 million and $9.6 million, respectively, or, on a post-IPO per share basis, a loss of $0.16 and $0.15 per pro forma common share, respectively.

Adjusted EBITDA was $30.5 million in the first quarter of 2012, versus $29.8 million reported in the 2011 first quarter. For a description and a reconciliation of net income (GAAP) to Adjusted EBITDA (non-GAAP), please see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

The following table summarizes the Company’s liquidity and financial position as of March 31, 2012 and post-IPO as of May 29, 2012 (in thousands):

	March 31, 2012	May 29, 2012
Cash	$9,194	$12,246
Unused borrowing base under the revolving credit facility	—	78,167

Total liquidity	$9,194	$90,413
Long-term debt	$234,800	$131,600

The Company received net proceeds from its IPO of approximately $215.6 million which was used to redeem preferred units ($67.1 million) and repay a portion of its borrowings under its $210 million revolving credit facility ($99.0 million); the balance of the net proceeds were held as cash for working capital purposes.

Capital Spending

During the three months ended March 31, 2012, Midstates invested $97.8 million in its 2012 capital program, consisting primarily of $72.1 million in drilling and completion activities, $17.6 million for acquisition of acreage and seismic data, and $8.1 million for facilities. This represents approximately 26% of the total capital expenditures budget for 2012 of $380 million.

Operations Update

Since December 31, 2011, Midstates continued to execute its drilling program, spudding 14 gross wells during the three months ended March 31, 2012, of which nine were producing, two were awaiting completion and three were drilling at quarter end. Since March 31, 2012, Midstates spud 12 additional wells. The Company’s first horizontal well in the Upper Gulf Coast Tertiary trend was drilled in the fourth quarter of 2011, and technical lessons learned are being applied to subsequent horizontal projects. A second horizontal well was successfully completed in early May 2012, and a third horizontal well was completed in the last week. Early results from both of these wells are encouraging and support the application of horizontal drilling in the trend. The Company plans to execute a total of twelve horizontal projects during 2012.

The delay in completing the Company’s initial public offering temporarily slowed the planned ramp-up in drilling activity. The Company now expects to spud 76 wells in 2012 with the same capital budget of $380 million, with drilling activity weighted towards the second half of the year. Five 1,000+ horsepower rigs are currently deployed, up from three such rigs deployed as of the beginning of 2012. The Company expects to add a sixth 1,000+ horsepower rig by the 2012 fourth quarter. In addition, the Company initiated a shallow well drilling program that will utilize two smaller, less costly rigs, up from one such rig as of the beginning of 2012. The Company’s plans for 2012 drilling by area include: 42 wells in Pine Prairie, 12 wells in South Bearhead Creek, seven wells in West Gordon, two wells in North Cowards Gully, and 13 wells in the Company’s expansion areas.

Since December 31, 2011, Midstates added approximately 42,500 net acres in the Upper Gulf Coast Tertiary trend, bringing total acreage under lease and option to approximately 151,200 net acres comprised of approximately 101,400 net leased acres and approximately 49,800 net optioned acres and an identified inventory of approximately 1,100 drilling locations. The Company plans to continue development of its core areas in Pine Prairie, South Bearhead Creek, West Gordon, and North Cowards Gully, while the focus in the Expansion Areas will be the de-risking of drillable inventory and increasing the overall reserve base.

John Crum, Midstates’ Chief Executive Officer commented, “Our drilling and completions professionals have done a tremendous job of gearing up for the balance of 2012. By reducing cycle times both in terms of cost reductions and getting our product to market faster, they have enhanced our 2012 drilling portfolio to further our growth.” Crum continued, “The initial results from our last two horizontal wells are encouraging. We intend to drill additional horizontal wells in 2012 across our portfolio to help determine how we can optimize development of our play with a combination of vertical and horizontal wells.”

Conference Call Information

The Company will host a conference call to discuss first quarter results on Thursday, May 31, 2012 at 10:00 a.m. Eastern Time (09:00 a.m. Central Time). Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference access code is 79948731 for all participants. To listen via live web cast, please visit the Investors section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days until Thursday, June 7, 2012 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 79948731 for all participants. The replay will also be available in the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact included in this presentation, regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to, variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; general economic and business conditions; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations onshore in central Louisiana; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. Founded in 1993, the Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana. Midstates is headquartered in Houston, Texas.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations

Al.Petrie@midstatespetroleum.com

(713) 595-9427

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

In thousands except share amounts

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,194	$7,344
Accounts receivable:
Oil and gas sales	20,915	23,792
Severance tax refund	580	3,413
Other	335	249
Prepayments	4,560	2,642
Inventory	6,208	5,713
Commodity derivative contracts	517	4,957

Total current assets	42,309	48,110
PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting:
Proved properties	730,723	644,393
Unevaluated properties	88,470	76,857
Other property and equipment	1,940	1,672
Less accumulated depreciation, depletion, and amortization	(176,870)	(148,843)

Net property and equipment	644,263	574,079
OTHER ASSETS:
Commodity derivative contracts	374	588
Security deposit and other noncurrent assets	1,663	1,879

Total other assets	2,037	2,467

TOTAL	$688,609	$624,656

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$49,425	$35,731
Accrued liabilities	50,477	37,524
Commodity derivative contracts	22,816	12,599
Current portion of long-term debt	25,000	—

Total current liabilities	147,718	85,854
LONG-TERM LIABILITIES:
Asset retirement obligations	8,206	7,627
Commodity derivative contracts	13,473	10,178
Long-term debt	209,800	234,800
Mandatorily redeemable convertible preferred units	40,762	—
Other long-term liabilities	655	695

Total long-term liabilities	272,896	253,300
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY	267,995	285,502

TOTAL	$688,609	$624,656

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

In thousands except for share and per share amounts

(Unaudited)

	Three months ended March 31,
	2012	2011
REVENUES:
Oil sales	$45,082	$35,583
Natural gas sales	3,450	4,073
Natural gas liquid sales	6,272	2,045
Losses on commodity derivative contracts — net (1)	(24,665)	(28,596)
Other	105	54

Total revenues	30,244	13,159

EXPENSES:
Lease operating and workovers	6,467	2,606
Severance and ad valorem taxes	5,376	4,124
Asset retirement accretion	134	47
General and administrative	6,064	3,904
Depreciation, depletion, and amortization	28,027	18,618

Total expenses	46,068	29,299

OPERATING LOSS	(15,824)	(16,140)
OTHER INCOME (EXPENSE)
Interest income	7	8
Interest expense — net of amounts capitalized	(1,690)	—

Total other income (expense)	(1,683)	8

NET LOSS	$(17,507)	$(16,132)

Pro forma income tax benefit	$(7,038)	$(6,485)

Pro forma net loss	$(10,469)	$(9,647)

Pro forma basic and diluted loss per share	$(0.16)	$(0.15)

Pro forma basic and diluted weighted average shares outstanding	65,634,353	65,634,353

(1)	Includes $6.5 million and $2.0 million of realized losses on commodity derivatives for the quarter ended March 31, 2012 and 2011, respectively

Midstates Petroleum Company, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,507)	$(16,132)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized losses on commodity derivative contracts, net	18,166	26,589
Asset retirement accretion	134	47
Depreciation, depletion, and amortization	28,027	18,618
Share-based compensation	—	650
Accrued interest on mandatorily redeemable convertible preferred units	762	—
Amortization of deferred financing costs	216	179
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	2,877	(3,455)
Accounts receivable — other	2,747	412
Prepayments and other assets	(1,918)	(352)
Inventory	(495)	(77)
Accounts payable	161	(7,028)
Accrued liabilities	1,186	7,282
Other	(40)	(3)

Net cash provided by operating activities	$34,316	$26,730

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(72,466)	(52,392)

Net cash used in investing activities	$(72,466)	$(52,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	—	18,000
Proceeds from issuance of mandatorily redeemable convertible preferred units	40,000	—
Cash received for units	—	170
Other	—	(300)

Net cash provided by financing activities	$40,000	$17,870

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,850	(7,792)
Cash and cash equivalents, beginning of year	7,344	11,917

Cash and cash equivalents, end of year	9,194	4,125

SUPPLEMENTAL INFORMATION:
Non-cash transactions — investments in property and equipment accrued — not paid	$82,845	$22,100

Cash paid for interest, net of capitalized interest of $0.7 million and $0.6 million, respectively	$1,106	$—

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics

(Unaudited)

	Q1 2012	Q1 2011
PRODUCTION DATA:
Oil (Boe/day)	4,455	4,016
Natural gas (Mcf/day)	14,523	9,790
Natural gas (Boe/day)	2,421	1,632
Natural gas liquids (Boe/day)	1,400	525
Average daily production (Boe/day)	8,275	6,173
AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$111.21	$98.44
Oil, with realized derivatives (per Bbl)	$95.18	$92.88
Natural gas (per Mcf)	$2.61	$4.62
Natural gas liquids (per Bbl)	$49.23	$43.32
COST AND EXPENSES (PER BOE OF PRODUCTION):
Lease Operating and workovers	$8.59	$4.69
Severance and ad valorem	$7.14	$7.43
Asset retirement	$0.18	$0.08
General and administrative (1)	$8.05	$7.02
Depreciation, depletion and amortization	$37.22	$33.49

(1)	Includes zero and $1.16 per Boe for share-based compensation for the quarter ended March 31, 2012 and 2011, respectively.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of May 30, 2012

Unaudited

	2012
	Second Quarter	Third Quarter	Fourth Quarter	Total	2013	2014
WTI Swaps
Hedged Volume	241,150	213,300	197,800	652,250	679,125	262,450
Weighted-Average Fixed Price	$84.00	$84.27	$84.44	$84.22	$84.73	$83.00
WTI Collars
Hedged Volume	40,950	41,400	41,400	123,750	—	—
Weighted-Average Fixed Price	$85.00 - 127.28	$85.00 - 127.28	$85.00 - 127.28	$85.00 - 127.28	—	—
WTI Basis Differential Swaps
Hedged Volume	282,100	285,200	285,200	852,500	679,125	—
Weighted-Average Fixed Price	$9.78	$9.78	$9.78	$9.78	$6.30	$—
LLS Swaps
Hedged Volume	—	125,660	189,520	315,180	—	—
Weighted-Average Fixed Price	$—	$116.55	$116.55	$116.55	$—	$—
Brent Swaps
Hedged Volume	—	—	—	—	1,021,749	—
Weighted-Average Fixed Price	$—	$—	$—	$—	$111.89	$—
WTI Deferred Premium Puts (1)
Hedged Volume	136,500	138,000	138,000	412,500	—	—
Weighted-Average Fixed Price	$79.01	$79.01	$79.01	$79.01	$—	$—

(1)	2012 deferred premium puts represent the net effective floor price of a put with a strike price of $85.00/Bbl and a deferred premium of $5.99/Bbl.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies,. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(in thousands)

(Unaudited)

	Q1 2012	Q1 2011
Adjusted EBITDA reconciliation to net loss:
Net loss	(17,507)	(16,132)
Depreciation, depletion and amortization	28,027	18,618
Change in unrealized (gain) loss on commodity derivative contracts	18,166	26,589
Income taxes (1)	—	—
Interest income	(7)	(8)
Interest expense - net of amounts capitalized	1,690	—
Asset retirement obligation accretion	134	47
Share-based compensation	—	650

Adjusted EBITDA	30,503	29,764

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	34,316	26,730
Changes in working capital	(4,518)	3,221
Interest income	(7)	(8)
Interest expense - net of amounts capitalized and accrued but not paid	928	—
Amortization of deferred financing costs	(216)	(179)

Adjusted EBITDA	30,503	29,764

(1)	At March 31, 2012, the Company was not a tax paying entity. With the consummation of the reorganization and initial public offering on April 25, 2012, the Company will record tax expense/(benefit) for future periods.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	Three Months Ended March 31,
	2012	2011
Net income - GAAP	$(17,507)	$(16,132)
Adjustments for certain non-cash items:
Unrealized mark-to-market loss on commodity derivative contracts	18,166	26,589
Tax impact (1)	—	—

Adjusted net income - non-GAAP	$659	$10,457

(1)	At March 31, 2012, the Company was not a tax paying entity. With the consummation of the reorganization and initial public offering on April 25, 2012, the Company will record tax expense/(benefit) for future periods.